Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the registration statement on Form N-1A ("Registration Statement") of our reports dated July 20, 2001, July 9, 2001, July 16, 2001, and July 18, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Reports to Shareholders of Scudder Money Market Series, Scudder Cash Investment Trust, Scudder U.S. Treasury Money Fund, and Scudder Tax Free Money Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Administrative Fee" and "Experts" in such Registration Statement.


/s/PricewaterhouseCoopers

Boston, Massachusetts
September 26, 2001